Exhibit 10.45

EMPLOYMENT AGREEMENT

OF

SAMUEL H. ISRAEL

This Employment Agreement of Samuel H. Israel (“Agreement”) is entered into as of this 15th day of July, 2017 (“Effective Date”) between Lannett Company, Inc. (“Company”) and Samuel H. Israel (“Executive”).

RECITALS

WHEREAS, Company wishes to employ Executive as its Vice President, Chief Legal Officer and General Counsel.  Executive wishes to accept such employment under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Executive and Company, in consideration of the mutual covenants and agreements hereinafter set forth, agree as follows:

1.              Employment.

Company hereby employs Executive as its Vice President, Chief Legal Officer and General Counsel; and Executive accepts such employment.

2.              Term.

The term of employment under this Agreement shall commence on the Effective Date and shall continue, unless otherwise terminated earlier under Section 8, for one year (the “Original Term”).  The term of employment hereunder shall thereafter be automatically extended for an unlimited number of additional one-year periods (each, an “Additional Term”; the Original Term and any Additional Terms collectively, the “Term”) unless Company gives 90 days’ written notice to Executive (a “Non-Renewal Notice”) that Company is electing not to so extend the Term.  Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 8.  Non-extension of this Agreement pursuant to this Section through the delivery by Company of a Non-Renewal Notice shall constitute termination without Cause pursuant to Section 8(b)(iv) and entitle Executive to receive the Severance Pay (as defined in Section 9(b)).

3.              Duties.

Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a General Counsel to minimize its legal risks by advising the company’s other officers and board members on any major legal and regulatory issues the company confronts, such as litigation risks for a company doing the type of business engaged in by Company and any additional duties assigned to him from time to time by the Chief Executive Officer (“CEO”), and/or the Board of Directors of Company. Executive shall report directly to the CEO of Company. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. Executive shall provide services to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement, and any compensation and benefits provided to Executive for such services shall be a credit with regard to amounts due from Company under this Agreement. Executive represents and warrants to Company that, at all times during the Term, he will fulfill his duty of loyalty to Company; and he will act in the best interests of Company’s shareholders.  The Executive will be permitted to provide services as a volunteer or director to charitable, educational or civic organizations, act as a member, director or officer of any industry trade association or group, and he may serve as a trustee, director or advisor to any family companies or trusts.

4.              Base Salary.

Executive shall be paid a base salary of Four Hundred Thousand Dollars and no cents ($400,000.00) per annum for the Term, payable, less applicable withholdings, in proportional monthly payments or more frequently in accordance with Company’s regular practice. Salary for a portion of any period will be prorated. The Compensation Committee of the Board of Directors and the CEO will conduct an annual performance review of Executive and, as part of such review, will consider adjustments to the base salary set forth herein based on the performance of both Executive and Company.

5.              Annual Bonus.

Executive shall be eligible to participate in the Annual Discretionary Income Plan (the “ADIP”) administered by the Compensation Committee, or any successor annual bonus plan or arrangement generally made available to the executive officers of Company.  The ADIP shall provide Executive with a target bonus opportunity for each fiscal year of Company (i.e., July 1 to June 30), beginning with the fiscal year ending June 30, 2018.  In the event Executive is entitled to an annual bonus as provided by this Section 5,  the payment of which Executive acknowledges may be subject to applicable clawback policies, Company shall pay the cash portion of such annual bonus in a single lump sum no later than the earlier of: (a) the date required under the ADIP or any successor annual bonus plan; or (b) sixty (60) days following the date Executive’s right to the annual bonus ceases to be subject to a substantial risk of forfeiture, as defined by Treasury Regulation Section 1.409A-1(d)(1), with the exact date of payment to be determined by Company in its sole and absolute discretion.

6.              Benefits.

During the Term (except as otherwise set forth below), Executive shall have the following benefits:

a)             Executive may participate in all Company sponsored stock option plans, retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, executive stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Company for which he qualifies under the terms of the plans. Executive’s participation in and benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan.

b)             A gross annualized automobile allowance of $10,800.14 will be provided and will be paid on a bi-weekly basis as part of the regular payroll.

c)              19 days of personal time off (PTO) granted to Executive in accordance with Company’s published PTO policy generally afforded to salaried management employees.

d)             Executive is granted effective on the Effective Date 18,223 shares of restricted common stock of Company.  The restricted stock shall have the following vesting schedule: 6,074 restricted shares shall vest on July 15, 2018; 6,074 restricted shares shall vest on July 15, 2019; and the remaining 6,075 restricted shares shall vest on July 15, 2020.  The foregoing vesting terms and the other terms and conditions of the Option shall be set forth in a restricted stock grant agreement.  In the event of any conflict between the terms of the restricted stock grant agreement and this Agreement, the terms of this Agreement shall take precedence.

e)              Executive shall be eligible at the end of each fiscal year for consideration by Company’s Board of Directors, or a Committee thereof, for an award of service based restricted stock,  stock options,  and/or performance based restricted stock pursuant to Company’s long term incentive plans. Executive shall first be eligible for consideration for pro-rated stock options and/or restricted stock in connection with the fiscal year ending June 30, 2018.

7.              Reimbursement of Expenses.

Company will reimburse Executive for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Company’s expense reimbursement policy in effect from time to time, and upon receipt of appropriate documentation.  Notwithstanding any provision of this Agreement, (a) the amount of expense eligible for reimbursement during one calendar year will not affect the expenses eligible for reimbursement, in any other calendar year; (b) reimbursement of expenses for a given calendar year will be made in accordance with Company’s expense reimbursement policy, but in any event on or before the last day of the immediately following calendar year; and (c) the right to reimbursement is not subject to liquidation or exchange for another benefit.

8.              Termination of Employment.

a)             Executive’s Termination of Employment with Company, for any reason and irrespective as to whether initiated by Executive or Company, shall be considered a contemporaneous resignation by Executive from the position of Company’s  Vice President, Chief Legal Officer and General Counsel, and shall be deemed a termination from employment with all entities related to Company.

b)             Executive’s employment will terminate upon the occurrence of a “Separation from Service,” with the date of the Separation from Service being referred to as the “Termination Date.”  For purposes of this Agreement, the term “Separation from Service” means death, retirement, or Termination of Employment of Executive and the term “Termination of Employment” means that, as of a given date, Executive and Company reasonably anticipate that no further services will be performed after such date or that the level of bona fide services Executive will perform after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services to Company if Executive has been providing services to the Employer for less than thirty-six (36) months).  For avoidance of doubt, a Termination of Employment will include any event described as follows:

i.                                          Death.  In the event of Executive’s death, Executive’s employment hereunder shall automatically terminate on the date of death.

ii.                                       Termination for Disability.  To the extent permitted by law, in the event of Executive’s Disability, Company may terminate Executive’s employment hereunder by giving at least thirty (30) days prior written notice to Executive.  For purposes of this Section 8(b)(ii), the Termination Date shall be the thirtieth (30th) day after the date the notice is given to  Executive.  The term “Disability” shall mean the inability of Executive, due to injury, illness, disease or bodily or mental infirmity to engage in the performance of his material duties of employment with Company as contemplated by Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve (12) months, provided that if Executive returns to work in the consecutive twelve (12) month period for a period of less than ten (10) consecutive business days in duration, such return to work shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same.  Benefits to which Executive is entitled under any disability policy or plan provided by Company shall reduce the base salary paid to Executive during any period of Disability on a dollar-for-dollar basis.

iii.                                    Termination for Cause.  Company may terminate Executive’s employment hereunder for Cause by giving written notice of termination to Executive.  For purposes of this Section 8(b)(iii), the Termination Date shall be the date on which such notice is given.  The term “Cause” shall consist of any of the following:

(A)                               Executive’s willful commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to Company or its stockholders or other material dishonesty with respect to Company;

(B)                               Gross negligence or willful misconduct in the performance of Executive’s duties;

(C)                               Willful or reckless conduct of Executive which has an adverse impact (economic or otherwise) on Company;

(D)                               Executive’s willful violation of any law, rule or regulation relating to the operation of Company or any of its subsidiaries or affiliates;

(E)                                Failure to perform Executive’s duties or failure to follow any written policy or directive of the CEO consistent with such duties which is not remedied by Executive after receipt of a written notice from the CEO specifying the required action and a reasonable time period within which the action must be taken, which shall not be less than three (3) business days;

(F)                                 The order of any court or supervising governmental agency with jurisdiction over the affairs of Company or any subsidiary or affiliate;

(G)                               Executive’s willful violation of any provision of this Agreement, including without limitation violation of Sections 10, 11, 12, or 13;

(H)                              Executive’s conviction or plea of nolo contendere (or its equivalent) with respect to a felony or any other crime involving dishonesty or moral turpitude;

(I)                                   Executive communicating with outside professionals, including but not limited to accounting and law firms, not retained by Company concerning the business of Company and/or Confidential Information, as defined below, without the prior  written approval of Company’s CEO; provided, however, that this will not apply to Executive seeking personal legal advice for himself or relating to his position as an employee or officer of the Company;

(J)                                   Habitual abuse of illegal drugs or other controlled substances or habitual intoxication, which causes harm to the Company;

(K)                               Willful violation by Executive of Company’s published business conduct guidelines, code of ethics, conflict of interest or other similar policies; or

(L)                                Executive being formally charged in a government proceeding pertaining to Executive’s activities on behalf of the Company, or otherwise becoming subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)), or if any complaint is filed against Executive by any such regulatory agency.

iv.                                   Termination Without Cause.  Company may terminate Executive’s employment hereunder without Cause by giving at least thirty (30) days’ prior written notice to Executive.  For purposes of this Section 8(b)(iv), the Termination Date shall be the thirtieth (30th) day after the notice is given to Executive.

v.                                      Resignation.  Executive may resign from his employment hereunder for (i) Good Reason (as defined, and by giving the notice required, in Section 9(b)), or (ii) any other reason by giving at least thirty (30) days prior written notice to Company.  For purposes of this Section 8(b)(v), the Termination Date shall be the thirtieth (30th) day after the notice is given to Company.

9.              Effect of Separation from Service.

a)             If Executive’s employment terminates for Cause or for any reason other than as set forth in Sections 9(b), 9(c) or 9 (d), Company shall pay the following amounts (hereinafter the “Standard Entitlements”): (i) earned but unpaid base salary under Section 4 as of the Termination Date; (ii) accrued but unpaid annual bonus under Section 5 if Executive otherwise meets the eligibility requirements, including but not limited to employment as of the end of the fiscal year; (iii) accrued but unpaid paid time off (if pay-out upon termination of employment is then permitted by Company), and automobile allowance as of the Termination Date; and (iv) reimbursements for expenses under Section 7 incurred but unpaid on or before the Termination Date.  The Company shall pay the Standard Entitlements as follows: (i) earned but unpaid base salary, and accrued but unpaid annual bonus, paid time off, and automobile allowance, in a single lump sum in cash no later than the earlier of: (A) the date required under applicable law; or (B) sixty (60) days following the Termination Date, with the exact date of payment to be determined by Company in its sole and absolute discretion; and (ii) reimbursements for expenses shall be paid in accordance with Section 7.

b)         If Executive’s employment is terminated by Company without Cause, other than as provided in Section 9 (c) or 9 (d) or if Executive resigns with Good Reason, in addition to the Standard Entitlements payable in accordance with Section 9(a), Executive shall be entitled to receive the following amounts (collectively, the “Severance Pay”), the timing of the payment of which shall be subject to applicable Section 409A requirements, as more fully set forth in Section 20 below:  (i) the then current base salary under Section 4 for a period of eighteen (18) months, (ii) insurance coverage provided to him equal to such coverage provided to him on the date of termination at no cost or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months, (iii) a pro-rated annual cash bonus for the then current fiscal year calculated as if all targets and all goals are achieved subject to any applicable cap on cash payments (but no other incentive compensation beyond the Termination Date), and (iv) Company shall cause all outstanding Company stock options and restricted stock awards awarded to Executive prior to termination of his employment to be one hundred percent (100%) vested at termination.

For purposes of this provision, Executive resigns with “Good Reason” if he provides written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Vice President Chief Legal Officer and General Counsel or a material and adverse alteration in the nature of his duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.

Severance Pay will only be made if Executive executes and delivers to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under this Section 9(b) and Executive’s vested rights under Company sponsored retirement plans, 401(k) plans and stock ownership plans (the “General Release”).  Payment or provision of the Severance Pay will commence on the ninetieth (90th) day following the Termination Date (the “Commencement Date”), provided that the Executive has executed and not revoked the General Release prior to such date.  The payments required under clause 9(b)(i) and clause 9(b)(iii) shall be made in equal monthly installments over a twelve (12) month period starting on the Commencement Date.  However, no payments described under clause 9(b)(i) and clause 9(b)(iii) shall be made at any time if the General Release is not executed prior to the Commencement Date (or is executed prior to the Commencement Date but is revoked prior to the Commencement Date or is revocable on or after the Commencement Date).

c)        If Executive is notified that he is being terminated by Company without Cause, or resigns for Good Reason, within eighteen (18) months of the commencement of Executive’s employment under this Agreement in connection with or following a Change in Control of Company, Executive will be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), to the Severance Pay payable in accordance with Section 9(b), and to the following additional amounts: (i) the then current base salary under Section 4 for a period of 18 months (i.e., a total of 36 months of base salary) (the “Additional Salary”), and (ii) insurance coverage provided to him equal to such coverage provided to him on the date of termination at no cost or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a an additional period of 18 months (i.e., a total of 36 months of insurance coverage (the “Additional Insurance Coverage”) if, within 18 months of a Change in Control of Company, he (i) is terminated by Company and such termination is not due to death, Disability, or Cause, or (ii) resigns for Good Reason.  Notwithstanding the above, the time period for the purpose of calculating the amount of Additional Salary and Additional Insurance Coverage shall be reduced a total of one month for each month up to 18 months in which Executive remains employed following the Effective Date.  (By way of example, only, if Executive is terminated pursuant to this paragraph 9(c) within the first month of employment following the Effective Date, the time period for calculating the total amount of Additional Salary and Additional Insurance Coverage shall be 18 months; if Executive is terminated pursuant to this paragraph 9(c) within the second month following the Effective Date, the time period for calculating the total amount of Additional Salary and Additional Insurance Coverage shall be 17 months, etc.).  For purposes of this Section 9(c) and Section (9d) below, a written notice that Executive’s employment term is not extended pursuant to Section 2 within the 18-month period after a Change in Control shall be deemed to be a termination by Company without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which this Agreement would otherwise have renewed.  The term “Change in Control” of Company shall mean the occurrence of a “change in ownership of the Company,” “a change in effective control of the Company,” or “a change in the ownership of a substantial portion of the Company’s assets,” each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

d)             Executive also shall be deemed to have been terminated by Company without Cause, and shall be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), to the Severance Pay payable in accordance with Section 9(b), and to the additional Severance Pay payable in accordance with Section 9(c), if a majority of the Company’s Abbreviated New Drug Applications (the “ANDAs”) are sold, other than for restructuring the Company’s intellectual property within its discretion through or to a controlled entity, and the Company or the new organization owning the ANDAs terminates Executive’s employment without Cause in connection with such sale, or Executive resigns for Good Reason, within eighteen (18) months of the commencement of Executive’s employment under this Agreement.

e)        The provisions of Sections 9(b), 9(c) and 9(d) are intended to be mutually exclusive, such that, in no event shall Executive be entitled, in total, to Severance Pay in excess of the amount set forth in Section 9(b).

10.       Confidential Information.

a)             During Executive’s employment with Company and at all times after the termination of such employment, regardless of the reason for such termination, Executive shall hold all Confidential Information relating to Company in strict confidence and in trust for Company and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Company without the prior written consent of Company.  “Confidential Information” includes, without limitation, financial information, related trade secrets (including, without limitation, Company’s business plan, methods and/or practices) and other proprietary business information of Company which may include, without limitation, its research and development pipeline, market studies, customer and client lists, referral lists and other items relative to the business of Company.  “Confidential Information” shall not include information which is or becomes in the public domain through no action by Executive or information which is generally disclosed by Company to third parties without restrictions on such third parties.

b)             Executive hereby acknowledges and agrees that he has been notified that, notwithstanding any obligations in this Agreement, pursuant to Section 7 of the Defend Trade Secrets Act, Company shall not hold Executive criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Company shall also not hold Executive so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive also acknowledges and agrees that he has been notified that individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.       Solicitation of Customers.

During his employment with Company and for a period of eighteen (18) months after the termination of Executive’s employment, regardless of the reason for the termination (the “Non-Competition Period”), Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, directly or indirectly, any customer of Company, or induce any customer of Company to terminate any association with Company, in connection with those certain products being offered for sale by Company, or in its research and development pipeline or that of a joint venturer to the extent that Company is funding in whole or in part that research and/or development, on the date of termination of Executive’s employment (the “Restricted Products”) or otherwise attempt to provide services to any customer of Company in connection with the Restricted Products. Executive shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Company and its customers.  This provision shall not be interpreted to prohibit, prevent or otherwise impair Executive’s ability and right to seek and obtain employment from a competitor of Company, even if said competitor is currently selling products to Company’s customers that are the same as Company products.  While Executive shall be unrestricted in seeking to sell products to Company’s customers that are different than Company’s products, it is the intent of this Section to preclude Executive from having said competitor replace Company as a supplier of a product or otherwise take existing sales from Company for the period in question.

12.       Solicitation of Executives and Others.

During his employment with Company and during the Non-Competition Period, Executive shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Company, solicit, for purposes of employment or association, any Executive or agent of Company (“Solicited Person”), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an Executive or agent of an entity with whom Executive may be affiliated or permit such, or otherwise interfere with the relationship between Company and its employees and agents.  For purposes of this Agreement, an employee or agent of Company shall mean an individual employed or retained by Company during the Term and/or who terminates such association with Company within a period of six (6) months after the termination of Executive’s employment with Company.

13.       Non-Competition.

Without the written consent of the CEO, during his employment with Company and during the Non-Competition Period, Executive shall not directly or indirectly, as an officer, director, shareholder, member, partner, joint venturer, executive, independent contractor, consultant, or in any other capacity:

a)             Engage, own or have any interest in;

b)             Manage, operate, join, participate in, accept employment with, render advice to, or become interested in or be connected with;

c)              Furnish consultation or advice to; or

d)             Permit his name to be used in connection with;

Any person or entity engaged in a business in the United States or Canada which is engaged in the manufacture, distribution or sale of the Restricted Products or which otherwise competes with the business of Company as it exists from time to time and, in the case of termination of this Agreement, as it exists on the termination date.  Notwithstanding the foregoing, (i) holding one percent (1%) or less of an interest in the equity, stock options or debt of any publicly traded company shall not be considered a violation of this Section 13, and (ii) with respect to the Non-Competition Period only, practicing law or acting in the capacity as an attorney for a client or clients either as in-house counsel, solo practitioner, or as an employee, partner, or member of a law firm, shall not be considered a violation of this Section 13, provided that Executive’s counsel to any non-Company parties shall not compromise or directly affect Restricted Products, Company strategy, goals and objectives.

14.       Disclosure and Ownership of Work Product and Information.

a)             Executive agrees to disclose promptly to Company all ideas, inventions (whether patentable or not), improvements, copyrightable works of original authorship (including but not limited to computer programs, compilations of information, generation of data, graphic works, audio-visual materials, technical reports and the like), trademarks, know-how, trade secrets, processes and other intellectual property, developed or discovered by Executive in the course of his employment relating to the business of Company, or to the prospective business of Company, or which utilizes Company’s information or staff services (collectively, “Work Product”).

b)             Work Product created by Executive within the scope of Executive’s employment, on Company time, or using Company resources (including but not limited to facilities, staff, information, time and funding), belongs to Company and is not owned by Executive individually.  Executive agrees that all works of original authorship created during his employment are “works made for hire” as that term is used in connection with the U.S. Copyright Act.  To the extent that, by operation of law, Executive retains any intellectual property rights in any Work Product, Executive hereby assigns to Company all right, title and interest in all such Work Product, including copyrights, patents, trade secrets, trademarks and know-how.

c)              Executive agrees to cooperate with Company, at Company’s expense, in the protection of Company’s information and the securing of Company’s proprietary rights, including signing any documents necessary to secure such rights, whether during or after your employment with Company, and regardless of the fact of any employment with a new company.

15.       Enforcement of Agreement; Injunctive Relief; Attorneys’ Fees and Expenses.

Executive acknowledges that violation of this Agreement will cause immediate and irreparable damage to Company, entitling it to injunctive relief. Executive specifically consents to the issuance of temporary, preliminary, and permanent injunctive relief to enforce the terms of this Agreement.  In addition to injunctive relief, Company is entitled to all money damages available under the law.  If Executive violates his obligations under Sections 10 through 14 of this Agreement, as determined by the final judgment of any court having jurisdiction, in addition to all other remedies available to Company at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Company’s costs of enforcement of such Sections of this Agreement, including attorneys’ fees and expenses.  If Company violates this Agreement, as determined by the final judgment of any court having jurisdiction, in addition to all other remedies available to Executive at law, in equity, and under contract, Company agrees that Company is obligated to pay all Executive’s costs of enforcement of this Agreement, including attorneys’ fees and expenses.

16.       Severability and Savings.

Each provision in this Agreement is separate.  If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Executive’s employment with Company.  If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law.  As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

17.       Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of Company and its successors and assigns.  This Agreement shall be binding upon and inure to the benefit of Executive, his heirs and personal representatives.  This Agreement is not assignable by Executive.

18.       Statute of Limitations.

Executive agrees not to initiate any action or suit relating directly or indirectly to employment with Company or the termination of such employment more than one (1) year after the effective date of termination of employment.  Executive expressly waives any other longer statute of limitations.  However, Executive agrees that any shorter statute(s) of limitations remain in effect.

19.       Indemnification.

To the fullest extent permitted by applicable law, subject to applicable limitations, including those imposed by the Dodd-Frank Wall Street Reform and Protection Act and the regulations promulgated thereunder, Company shall indemnify, defend, and hold harmless Executive from and against any and all claims, demands, actions, causes of action, liabilities, losses judgments, fines, costs and expenses (including reasonable attorneys’ fees and settlement expenses) arising from or relating to his service or status as an officer, director, employee, agent or representative of Company or any affiliate of Company or in any other capacity in which Executive serves or has served at the request of, or for the benefit of, Company or its affiliates.  Company’s obligations under this Section 19 shall be in addition to, and not in derogation of, any rights Executive may have against Company to indemnification or advancement of expenses, whether by statute, contract or otherwise, and Company’s obligation pursuant to this Section 19 shall survive termination of Executive’s employment.

20.       Section 409A Compliance.

a)             This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code hereinafter being referred to as “Section 409A”).  Payments of Non-Qualified Deferred Compensation (as such term is defined under Section 409A and the regulations promulgated thereunder) may only be made under this Agreement upon an event and in a manner permitted by Section 409A. Any amounts payable solely on account of an involuntary separation from service of the Executive within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts, to the maximum possible extent. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b)             To the extent required by Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, the Executive on account of his separation from service until the first to occur of (i) the date of the Executive’s death or (ii) the date which is one day after the six (6) month anniversary of his separation from service, and in either case only if he is a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder) in the year of his separation from service.  Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the first to occur of the two dates specified in such immediately preceding sentence.

c)              Any payment of Non-Qualified Deferred Compensation made under this Agreement pursuant to a voluntary or involuntary termination of the Executive’s employment with the Company shall be withheld until the Executive incurs both (i) a termination of his employment relationship with the Company and (ii) the first instance of a “separation from service” with the Company, as such term is defined in Treas. Reg. Section 1.409A-1(h).

d)             The preceding provisions of this Section 20 shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement, under any plan or program sponsored or maintained by the Company or under any other agreement by and between the Executive and the Company. The Company shall not be liable to the Executive for any additional tax, penalty or interest imposed under Section 409A nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under Section 409A.

21.       Miscellaneous.

a)             No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Company and Executive.  The waiver or non-enforcement by Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.  This Agreement is the parties’ entire agreement relating to the subject matter hereof and any and all prior agreements, representations or promises, oral or otherwise, express or implied, are superseded by and/or merged into this Agreement.

b)             Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties.  Notices shall be sent to the Executive at the most recent address of Executive as set forth in the Company’s records (or such other addresses as shall be specified by Executive by like notice), and to the Company at Lannett Company, Inc., 13200 Townsend Road, Philadelphia, PA 19154 Attn.: CEO (or such other addresses as shall be specified by Company by like notice).  All notices shall be deemed effective upon receipt.  The failure to accept mail forwarded through the U.S. Postal Service, certified, return receipt requested, shall be deemed received as of the earlier of the first date such delivery is refused or, alternatively, if notices are provided of attempts to deliver, the date on which said first notice was provided to Company.

c)              This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to choice of law rules.  Any action to enforce this Agreement shall be filed in the state or federal courts located in Pennsylvania.

d)             Although this Agreement was drafted by Company, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Company for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions.

e)              Executive agrees that this Agreement is confidential and Executive will not disclose the terms and conditions of this Agreement to any Company employee or other third party, other than Executive’s attorney, accountant, professional advisors and members of his immediate family, except as may be permitted by applicable law.

f)               This Agreement may be executed in counterparts, which together shall constitute one Agreement.

g)              Executive agrees that this Agreement is the sole Employment Agreement between Company and Executive and supersedes any and all prior Employment Agreements, Letters of Understandings, verbal understandings or commitments.

h)             By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement intending to be legally bound hereby.  The parties have executed this Agreement as of the Effective Date.

WITNESS

/s/ Lori Koch		/s/ Samuel H. Israel
Lori Koch		Samuel H. Israel

LANNETT COMPANY, INC.

By:	/s/ Arthur P. Bedrosian
Arthur P. Bedrosian,
Chief Executive Officer